Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-226681) of First Commonwealth Financial Corporation, and

(2)	Registration Statement (Form S-3 No. 333-187288) of First Commonwealth Financial Corporation, and

(3)	Registration Statement (Form S-8 No. 333-159090) of First Commonwealth Financial Corporation
of our reports dated February 28, 2020, with respect to the consolidated financial statements of First Commonwealth Financial Corporation and the effectiveness of internal control over financial reporting of First Commonwealth Financial Corporation included in this Annual Report (Form 10-K) of First Commonwealth Financial Corporation for the year ended December 31, 2019.

Pittsburgh, Pennsylvania
February 28, 2020